Exhibit 3.47

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

First: The name of the limited liability company is Golden Boy Portales, LLC.
Second: The address of the registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington. Zip code 19801.
The name of its Registered agent at such address is The Corporation Trust Company.

In Witness Whereof, the undersigned have executed this Certificate of Formation this 31st day of March, 2014.

By:	/s/ Diedre J. Gray
Authorized Person(s)

Name:	Diedre J. Gray
Typed or Printed